UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2005

CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
CRESCENT FINANCE COMPANY

(Exact name of registrant as specified in its charter)

Delaware Delaware	333-42293 333-89194-01	75-2531304 42-1536518
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

777 Main Street, Suite 2100
Fort Worth, Texas 76102
(817) 321-2100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 230.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 230.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

Crescent Real Estate Equities Company (the “Company”) conducts all of its business through Crescent Real Estate Equities Limited Partnership (the “Operating Partnership”) and its other subsidiaries. The Company controls the Operating Partnership through the Company’s ownership of all of the outstanding common stock of Crescent Real Estate Equities, Ltd. (the “General Partner”), which owns a 1% general partner interest in the Operating Partnership. In addition, the Company owns an approximately 84% limited partnership interest in the Operating Partnership.

2005 Crescent Real Estate Equities Limited Partnership Long-Term Incentive Plan.

On May 16, the General Partner of the Operating Partnership adopted the 2005 Crescent Real Estate Equities Limited Partnership Long-Term Incentive Plan (the “Performance Plan”), based upon the recommendation of the Executive Compensation Committee of the Company. The Performance Plan implements the second of two parts of the Company’s performance based long term incentive program, which also includes the 2004 Crescent Real Estate Equities Limited Partnership Long-Term Incentive Plan. The Executive Compensation Committee and the General Partner worked with a national, independent compensation consultant in the overall design of the long term incentive program and in the allocation of awards under it. Grants under the Performance Plan are designed primarily for the senior executives of the Company and the General Partner.

The Performance Plan provides for the issuance by the Operating Partnership of up to 1,275,000 Restricted Partnership Units (2,550,000 Company Common Share equivalents) to the officers of the General Partner. Restricted Units granted under the Performance Plan vest in 20% increments when the average closing price of the Company’s Common Shares on the New York Stock Exchange for the immediately preceding 40 trading days equals or exceeds $21.00, $22.50, $24.00, $25.50, and $27.00. The Performance Plan also gives discretion to the General Partner to establish one or more alternative objective annual performance targets for the Company. Any Restricted Unit that is not vested on or prior to June 30, 2010 will be forfeited. Each vested Restricted Unit will be exchangeable, beginning on the second anniversary of the date of grant, and subject to a six-month holding period following vesting, for cash equal to the value of two Common Shares based on the closing price of the Common Shares on the date of exchange, unless, prior to the date of the exchange, the Company requests and obtains shareholder approval authorizing it, in its discretion, to deliver instead two Common Shares in exchange for each such Restricted Unit. Regular quarterly distributions accrue on unvested Restricted Units and are payable upon vesting of the Restricted Units.

Contemporaneously with the adoption of the Performance Plan, the Executive Compensation Committee and the Compensation Committee of the General Partner determined that no additional awards of restricted stock or stock or Unit options will be made under the various existing plans of the Company and the General Partner, other than the scheduled formula grant of options to the independent trust managers in connection with the 2005 Annual Meeting. These reductions in capacity are expected to reduce the aggregate number of share equivalents that would otherwise have been available to be issued pursuant to these plans by at least 2,600,000, including options not yet granted under the plans and outstanding options that the Committees believe could not reasonably be expected to be exercised prior to their expiration.

Effective on May 16, 2005, the Operating Partnership granted a total of 1,080,000 Restricted Units (2,160,000 Common Share equivalents) under the Performance Plan. The grants made to the Chief Executive Officer and “Named Executive Officers” of the Company, who are the four most highly compensated officers during 2004 other than the Chief Executive Officer, were as follows:

Executive Officer and Title	Restricted Units

John C. Goff Chief Executive Officer	300,000
Dennis H. Alberts President and Chief Operating Officer	200,000

Executive Officer and Title	Restricted Units

Kenneth S. Moczulski Managing Director, Investments	50,000
Jane C. Mody Managing Director, Capital Markets	50,000
Jerry R. Crenshaw, Jr. Managing Director and Chief Financial Officer	50,000

In addition, six other executive officers were granted an aggregate of 265,000 Restricted Units.

Unit Option Agreement with New Executive Officer

On May 16, 2005, Paul R. Smith joined the Company and the General Partner as Managing Director, Fund Management, a newly created position integral to the Company’s real estate investment management strategy. The Operating Partnership entered into a Unit Option Agreement with Mr. Smith, effective May 16, 2005, pursuant to which it granted to Mr. Smith, as an employment inducement award, options to acquire 100,000 Partnership Units (200,000 Company Common Share equivalents). The exercise price of the options is $35.80, which is two times the closing price of the Company’s Common Shares on the NYSE on the date of grant. The options vest 20% per year for the next five years and expire ten years from the date of grant.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

By: /s/ DAVID M. DEAN
Name: David M. Dean
Title: Managing Director, Law and Secretary

Date: May 18, 2005

CRESCENT FINANCE COMPANY

By: /s/ DAVID M. DEAN
Name: David M. Dean
Title: Managing Director, Law and Secretary

Date: May 18, 2005